Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, Texas 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com :

October 2, 2012
Martin Midstream Partners L.P.
4200 Stone Road
Kilgore, Texas 75662

Ladies and Gentlemen:
We have acted as counsel to Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offer and sale by Martin Resources LLC, a Delaware limited liability company (“Selling Unitholder”), pursuant to the Partnership's Registration Statement on Form S-3 (Registration No. 333-183481), of 1,500,000 common units representing limited partner interests in the Partnership (the “Common Units”), which Common Units are proposed to be sold pursuant to that certain Securities Repurchase and Settlement Agreement dated October 2, 2012 (the “Agreement”) by and among Martin Resource Management Corporation, a Texas corporation and the sole member of the Selling Unitholder (“MRMC”), and the other parties thereto.
In rendering the opinion set forth below, we have examined (i) the Registration Statement, as filed by the Partnership with the Securities and Exchange Commission (the “Commission”); (ii) the prospectus dated September 11, 2012 (the “Base Prospectus”) included in the Registration Statement; (iii) the prospectus supplement dated October 2, 2012 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), as filed by the Partnership with the Commission; (iv) the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”); (v) the Partnership's respective records and documents; and (vi) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.
In connection with this opinion, we have assumed that (i) each document submitted to us for review as an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine; (ii) each person signing documents we examined has the legal authority and capacity to do so; (iii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete; and (iv) the Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.
Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units are, and upon sale will continue to be, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and as described in the Prospectus).
The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the Delaware LP Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

October 2, 2012

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an Exhibit to the Partnership's Current Report on Form 8-K filed on or about the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.
Very truly yours,
/s/ Locke Lord LLP
LOCKE LORD LLP